Affirm Shareholder Letter FOURTH FISCAL QUARTER 2023 Hollywood Star Lanes

2Affirm | FQ4’23 Shareholder Letter Max Levchin FOUNDER AND CEO In brief: ● We completed our fourth fiscal quarter and exceeded our outlook across all key metrics. ● Sequentially improved credit results and accelerated growth. ● Expanded network reach with new merchants and deeper platform integrations. ● Demonstrated product-market fit with Affirm Card. ● Exited the year profitable on an adjusted operating income basis1, as committed, and expect annual profitability going forward. Fellow Affirm shareholders, In May of 2022, Affirm publicly committed to achieving profitability on an adjusted operating income basis starting in FY’24. At that time, the federal funds rate was still below 1%, money was very cheap, and regional banks hadn’t started failing yet. In retrospect, we probably couldn’t have picked a more challenging moment to make this commitment. By August of the same year, we knew hard choices lay ahead. Hard, but important for the long-term health of the business. Once again, the team came together and delivered under the intense pressure. Affirm was adjusted operating income positive as the fiscal year came to a close. On an annual basis, we intend to remain consistently positive on this metric going forward. We are very proud of the results this quarter and fiscal year, yet our focus remains on the company’s long- term goals. AFFIRM FQ4’23 HIGHLIGHTS GROSS MERCHANDISE VOLUME $5.5B ↑ 25% year-over-year CREDIT OUTCOMES ↓ 30bp lower delinquency rate vs. FQ3’23 and FQ4’22 as measured by 30+ day delinquencies ex-Peloton and Pay in 4 loans TOTAL REVENUE $446M ↑ 22% year-over-year 8.1% of GMV REVENUE LESS TRANSACTION COSTS (“RLTC”)1 $182M ↓ 1% year-over-year 3.3% of GMV FREQUENCY 3.9 transactions per active consumer ↑ 30% year-over-year 1 Information about Affirm's use of non-GAAP financial measures is provided under "Key Operating Metrics, Non-GAAP Financial Measures and Supplemental Performance Indicators" and "Use of Non-GAAP Financial Measures" below, and reconciliations of GAAP results to non-GAAP results are provided in the tables at the end of this letter.

3 Affirm is a payment network, with both profit and purpose at its core. The value of network businesses like ours is a function of reach, frequency, and unit economics. Affirm has a market- leading, growing reach – though we have penetrated less than 1% of our total addressable market – and the trust of a loyal base of consumers. We are maintaining strong unit economics during one of the most uncertain periods in recent economic history. What we are focused on now is serving consumers wherever they transact. Our goal is accelerating transaction frequency while profitably expanding merchant and consumer reach. Expanding reach GMV growth accelerated sequentially in fiscal Q4, as we launched new merchants and expanded with existing ones. Travel and ticketing remained strong, and we signed new deals with Cathay Pacific U.S. and Booking.com. Wireless carriers, healthcare providers, and fashion brands like Versace and Canada Goose also joined our merchant list. Expansion projects with Royal Caribbean Group and Priceline, among many others contributed to GMV growth. For example, optimizing financing programs at one partner’s checkout produced a 15% increase in purchases with Affirm. Platform and wallet partnerships multiply our distribution. We extended our U.S. partnership with Stripe to Canada, launched with a major digital wallet, and rolled out ShopPay Installments for Shopify’s in-store POS system. Making it easy for any merchant to offer Affirm payments is key, which is why we partnered with Worldpay, adding to our major merchant acquirer integrations. Overall, GMV through platform partners grew 31% year-over-year. Offline, collaborations with Dick’s Sporting Goods, Michaels, and Staples streamlined the experience of checking out with Affirm at physical locations. Approximately 85% of total U.S. retail spend is offline, but the same metric for Affirm is less than 5%. We have confidence that there is ample opportunity to increase our share of offline transactions. Note: All comparisons throughout this letter are against the third quarter of fiscal year 2022, unless otherwise noted. Affirm | FQ4’23 Shareholder Letter MARKET-LEADING2 & GROWING REACH 85% OF TOTAL U.S. RETAIL SPEND IS OFFLINE Penetrated <1% of total addressable market <5% of Affirm GMV is offline Long-term focus is accelerating our profitable transaction frequency while expanding merchant and consumer reach Reinforces our confidence that there is ample opportunity to increase share of cart in offline transactions 2 Based upon Affirm internal estimates as measured by GMV in North America during calendar year 2022.

4 Note: All comparisons throughout this letter are against the third quarter of fiscal year 2022, unless otherwise noted. Affirm | FQ4’23 Shareholder Letter Affirm Card Active Consumers 3X higher transactions per active user with Affirm Card vs. Affirm overall Growing profitably We focused on accelerating GMV growth while improving profitability in FQ4’23. In our last shareholder letter, we highlighted margin-improvement initiatives (e.g., risk model fine-tuning and repayment experience optimizations) that shipped in FQ3’23. We kept the shipping velocity high in FQ4’23. Examples of impactful launches this quarter include down payment-sensitive APRs to help consumers make smarter financial decisions, campaigns to increase adoption of repayment from bank accounts via ACH, servicing tools, and as always, checkout optimization. Several projects to improve conversion shipped and are expected to add over $600 million of annualized GMV. In our app, we streamlined access to key features, like starting a shopping journey and discovering Affirm-specific offers from partner merchants. As a result, we saw some great results in marketplace GMV, revenue, and RLTC. The highly-scalable, self-service Premium Adaptive Checkout package we launched for smaller merchants helped us capture more long-tail volume. And, as we lay the foundation of our international expansion, essentially all Canadian merchants have been migrated from the legacy PayBright platform to the Affirm tech stack, enabling merchant expansion projects in Canada while lowering transaction costs. Increasing frequency Frequency is the word you will hear increasingly more often from us in FY’24 as we scale the officially rebranded Affirm Card (formerly Debit+). To get the user comprehension exactly right and achieve target unit economics, we rebuilt parts of this product more than once. And while it took time (and we are far from done), I am glad we did the extra laps – the product is so much better for it. Affirm Card is what we’d set out to build over a decade ago: the unbundled credit product – access to transactional credit everywhere you need it, transparently priced, free of gotchas and junk fees. The Affirm Card has a very full development roadmap ahead, but we like the early metrics. We have been adding approximately 75,000 active cardholders per month since late May, and we have over 300,000 active cardholders as of mid-August. Affirm Card GMV was over $70 million in July. Affirm Card consumers already transact three times more often than the Affirm average.

5 Note: All comparisons throughout this letter are against the third quarter of fiscal year 2022, unless otherwise noted. Affirm | FQ4’23 Shareholder Letter Our one-time virtual card and Affirm Card GMV accelerated sequentially to 37% year-over-year, up from 24% in FQ3’23, and 9% in FQ2’23 with Affirm Card as the main driver of the acceleration. We are pleased to report that the Affirm Card’s unit economics are in line with Affirm’s overall RLTC as a percentage of GMV. I could not be more excited about what’s coming to the Affirm Card next. Over 40% of Affirm Card transactions are “pay now” – casual purchases, subscriptions, etc. We are working on all sorts of great reasons to make Affirm Card our consumers’ primary card: special deals from our vast merchant network, exclusive 0% programs, new payment plans, and rewards. Frequency is being there for all purchases, not just a handful per year, and the Affirm Card is a big leap toward that vision. In conclusion FY’23 was quite a test, and I am very proud of how the team delivered for our shareholders, capital partners, merchants, and consumers. Macroeconomic headwinds persist and more challenges are certain to come, but I think we have proven that Affirm has the talent and the grit to take them on. Responsive to whatever the short term brings, we remain focused on the long-term goals of the business: ● offer responsible access to credit for consumers, while maintaining excellent credit quality, ● deliver best-in-class value for merchants and platform partners, ● grow the Affirm network in both reach and frequency, and do it profitably, ● and continue to invent and scale new products. A huge thank you to all the dedicated, resilient, hard-working Affirmers in the U.S., Canada, U.K., Spain, Poland, and beyond, who make everything we accomplish possible. On to the tests of FY’24 and beyond, as we continue executing our mission: to deliver honest financial products that improve lives. Thank you for reading this letter, and we look forward to sharing more of our long-term growth strategy with you at our Investor Forum on November 14th in New York. Onward, Max

We delivered another strong quarter with all financial metrics coming in better than the outlook that we shared in May. Revenue from both merchants and consumers showed meaningful acceleration, and we continued to deliver strong credit results. This quality outperformance helped drive excellent RLTC this quarter. Further, we achieved our goal of becoming profitable on an adjusted operating income basis exiting FY’23. We also expect to be profitable on an adjusted operating income basis for the full year FY’24. We continued to carefully manage expenses during the quarter. This allowed us to deliver notable operating leverage, particularly on the General and Administrative and Sales and Marketing expense line items. This discipline has enabled us to continue to invest in product initiatives, such as Affirm Card. Our credit outcomes were strong, with delinquencies declining quarter on quarter and outperforming the seasonal increase in delinquencies that we have observed in previous fiscal fourth quarters. This consistent credit performance helped enable our Capital team to continue increasing our funding capacity in a sustainable way. In summary We responded to a challenging macroeconomic environment in FY’23. Despite significant changes in interest rates and consumer demand, we still delivered good credit results, unit economics, and GMV growth. We also demonstrated that the business can continue to expand profitably even in a high interest rate environment. Delivering these outcomes enabled us to achieve profitability on an adjusted operating income basis as we exited the fiscal year. This enables us to continue investing in commercial and product initiatives that fuel our growth. We look forward to sharing an update on these initiatives with you at our Investor Forum on November 14th. Financial Update from Michael Linford, CFO 6Affirm | FQ4’23 Shareholder Letter 6 GROSS MERCHANDISE VOLUME $5.5B ↑ 25% year-over-year TOTAL REVENUE $446M ↑ 22% year-over-year 8.1% of GMV REVENUE LESS TRANSACTION COSTS (“RLTC”) $182M ↓ 1% year-over-year 3.3% of GMV

FQ4’23 financial highlights GMV grew 25% year-over-year to $5.5 billion. On a two-year basis, GMV grew at a 49% compounded annual growth rate. GMV came in better than the outlook we provided in May. We observed particularly strong demand at two of our enterprise platform partners. Our direct-to-consumer (D2C) business was also an important contributor to our overall GMV performance, with Affirm Card contributing roughly $130 million in GMV during the quarter versus <$20 million in FQ3’23 and <$10 million during FQ4’22. Category performance continued to be bifurcated, with discretionary services categories such as travel and ticketing performing strongly, while GMV in discretionary goods categories such as sporting goods, consumer electronics, and home and lifestyle declined year-over-year. Revenue grew 22% year-over-year to $446 million. Revenue as a percentage of GMV declined slightly to 8.1% due to an ongoing mix shift towards interest-bearing products, for which we earn revenue over the life of the loan when on our balance sheet. Our 36% APR initiative somewhat offset these headwinds and had a favorable impact on revenue during the quarter. RLTC declined 1% year-over-year to $182 million, or 3.3% of GMV, as we continued to absorb the impact of higher funding costs. Though we continued to add capacity across the ABS and forward flow channels, we sold fewer loans as a percentage of GMV than in prior quarters. While funding loans with warehouse facilities and consolidated ABS allows us to capture a greater proportion of the economics over the life of the loan, in the short-term, it reduces total revenue and RLTC as a percentage of GMV in the quarter of origination. Based upon the current interest rate curve, we expect funding costs to remain a headwind to RLTC as a percentage of GMV during FY’24. However, on a year-over-year basis we expect RLTC as a percentage of GMV to begin to stabilize in FQ2’24 as the impact of our pricing initiatives offsets the impact of higher funding costs. Relative to the expectations embedded in the outlook that we provided in May, RLTC outperformed due to higher than expected network revenue at a large enterprise platform partner. Additionally, we generated more GMV and thus interest revenue from interest-bearing products than initially anticipated. 7Affirm | FQ4’23 Shareholder Letter FUNDING 2.3% 30+ day delinquency rate (ex-Peloton and Pay in 4) 30bp improvement vs. FQ3’23 and FQ4’22 CREDIT $2.1B Cash and available-for-sale securities ↑ $35M vs. FQ3’23 LIQUIDITY $11.7B total funding capacity at quarter end ↑ $300M vs. FQ3’23 ↑ $1.1B vs. FQ4’22

Operating Income (Loss) was ($244) million, compared to ($277) million in FQ4’22. Operating Income (Loss) as a percentage of revenue, or Operating Margin, was (55%) in the period, compared to (76%) during FQ4’22. The primary drivers of the improvement in Operating Income (Loss) were a reduction in Sales and Marketing and General and Administrative expenses, in part due to the restructuring that we announced in mid-February. Adjusted Operating Income (Loss)1 was $15 million compared to ($29) million in FQ4’22. Adjusted Operating Income (Loss) as a percentage of Revenue, or Adjusted Operating Margin, was 3% during the period compared to (8%) during FQ4’22. Adjusted Operating Income (Loss) excludes the impact of enterprise warrant and share-based expenses, stock-based compensation expense, charges associated with the restructuring we announced in February, and other non- cash items. Primarily due to the outperformance of RLTC, we achieved profitability on an adjusted operating income basis one quarter earlier than we initially expected. We therefore exited the year profitable, consistent with the goal that we first outlined to investors in May 2022. We accomplished this goal despite a >400bps adverse movement in the Fed Funds Rate during that time period and a generally less constructive funding environment. Active merchant count grew 8% year-over-year to 254,000 merchants, and merchants with >$1,000 in trailing-twelve-month GMV grew 16% year-over-year to 96,000. We continued to see good traction onboarding long-tail merchants through certain platform partnerships, with our Stripe partnership being a notable highlight. Active consumer count grew 18% year-over-year to 16.5 million. Excluding Returnly, active consumer count grew 20% to 15.6 million. Transactions per active consumer grew 30% year-over- year, or 29% excluding Returnly, to 3.9 compared to 3.0 during FQ4’22. 8Affirm | Shareholder LetterFQ4’23 Sha eholder Letter 1 Information about Affirm's use of non-GAAP financial measures is provided under "Key Operating Metrics, Non-GAAP Financial Measures and Supplemental Performance Indicators" and "Use of Non-GAAP Financial Measures" below, and reconciliations of GAAP results to non-GAAP results are provided in the tables at the end of this letter.

Update on our Direct-to-Consumer (D2C) business

Affirm Card empowers consumers to use Affirm with several new features: a physical debit card, a persistent account number, and the ability to pay now for transactions. Following the introduction of Affirm Card, our D2C business now consists of two transaction types:

- **Affirm Marketplace:** transactions initiated by consumers through the Affirm mobile app or Affirm website but not facilitated via the Affirm Card. These transactions may occur either via a one-time use virtual card, or via a direct integration with the merchant. Affirm Marketplace generated approximately $5 billion in GMV in FY'23 and accounted for more than 95% of total D2C GMV during the period.

- **Affirm Card:** transactions initiated by consumers via Affirm Card rather than through an Affirm direct integration checkout flow. These transactions may be initiated either through the Affirm app or via a physical card.

Overall, the D2C business accounted for approximately 25% of our GMV in FY'23, with about 2 million of our active consumers using one of our D2C products. While we only began scaling Affirm Card in FH2'23, we are seeing strong consumer demand for the product and expect it to contribute meaningfully to overall growth of the D2C business in FY'24.



Affirm Direct-to-Consumer GMV ($ million)
5,000
4,000
3,000
2,000
1,000
+26%
FY'22
FY'23
Affirm Card
Affirm Marketplace
1,500
1,000
500
FQ1'22
FQ2'22
FQ3'22
FQ4'22
FQ1'23
FQ2'23
FQ3'23
FQ4'23
Affirm Card
Affirm Marketplace

We are also seeing encouraging initial signs that Affirm Card is capturing consumers' daily and in-store spend. During FQ4'23, **24% of Affirm Card spend was in store**, a 9x uplift from Affirm overall. Additionally, Affirm Card consumers **transact 3x more frequently, on average, than overall Affirm consumers.**

9X higher in-store spend with Affirm Card vs. Affirm overall

Affirm | FQ4'23 Shareholder Letter 9

Affirm Card unit economics and GMV mix

Affirm Card delivered good unit economics during FQ4'23, with **Card volumes delivering a similar level of RLTC as a percentage of GMV as Affirm overall**. This was driven by a favorable product mix with high-margin, interest-bearing loans, accounting for approximately 80% of Affirm Card GMV and 50% of transactions. For comparison, lower-margin Pay Now debit transactions accounted for approximately 10% of Affirm Card GMV and 40% of transactions.

Affirm Card Transaction Count by Type (FQ4'23)



Pay Now
42%
Pay in 4
7%
Interest Bearing
51%

Pricing initiatives

We continued to make good progress implementing the new APR cap, with approximately 70% of interest-bearing GMV offered at up to a 36% APR at the end of July, up from 55% at the end of March. Additionally, merchants that accounted for an additional ~5% of interest-bearing GMV have agreed in principle to a 36% APR cap. We also continue to engage in discussions with the remaining merchant partners that have not yet agreed to the new rate cap.

Mix of Loans at >30% APR



25%
20%
15%
10%
5%
Jul 22
Sep 22
Nov 22
Jan 23
Mar 23
May 23
Originations
Loan balance
+50 basis points in weighted-average interest-bearing APR at origination since March
+210 basis points in weighted-average interest-bearing APR at origination since September

Affirm | FQ4'23 Shareholder Letter 10

Credit quality

All key loan delinquency rates, excluding Pay in 4 and Peloton loans, sequentially improved during the quarter and continued to perform better than in comparable periods in both FY'22 and pre-pandemic years. This performed better than our expectation that delinquencies would begin to seasonally increase during FQ4'23. Nonetheless, we do expect this seasonal increase to occur during the first half of FY'24.



Monthly Installment Loan 30+ Day Delinquency Rate (ex-Peloton)
4%
3%
2%
1%
Jul
Sep
Nov
Jan
Mar
May
FY'18
FY'19
FY'20
FY'21
FY'22
FY'23

We also continued to deliver better credit outcomes compared to certain consumer lending peers, as measured by 30+ day delinquencies excluding Peloton and Pay in 4 loans. This is despite having a higher mix of non-prime receivables compared to this peer group.



30+ Day Delinquency Rate vs. Select Consumer Lenders
6%
5%
4%
3%
2%
1%
Jul
Aug
Sep
Oct
Nov
Dec
Jan
Feb
Mar
April
May
June
Affirm
Issuer A
Issuer B
Issuer C
Issuer D
dv01 Consumer Unsecured index
Issuer C
dv01 index
Issuer A
Issuer D
Issuer B
Affirm
% Non-Prime Receivables
41%
n.a.
26%
31%
18%
43%

Select consumer lenders include Bread Financial, Capital One, Discover, and Synchrony Financial. Non-Prime receivable mix as of June 30, 2023 or most recently available period, based upon publicly available data. Non-Prime is generally defined as a FICO score below 650 to 660. U.S. loans only. Affirm 30+ day delinquencies and non-Prime Receivables mix excludes Pay in 4 and Peloton loans. The dv01 consumer unsecured index looks at over 4.9 million active loans from leading U.S. online consumer lenders. dv01 delinquency data is owned by, and used with the permission of, dv01, Inc. and may not be reproduced or redistributed outside of this letter without dv01, Inc.'s prior consent.

Affirm | FQ4'23 Shareholder Letter 11

Capital and funding update Our funding capacity increased to $11.7 billion at the end of June, up from $11.4 billion at the end of March. This increase was primarily driven by the $400 million ABS offering that we completed in April. This offering was an expansion of our existing 2023-A securitization and received strong market interest, with the final order book 3.1x oversubscribed. Additionally, we onboarded a new forward flow partner and optimized our funding book by winding down a higher cost, under-utilized warehouse facility and replacing that capacity with a lower cost facility. During June, we also successfully onboarded a third originating bank partner. In order to further diversify our originating bank partnerships, we continue to explore additional partners as we manage the business with our growth and scale aspirations in mind. Capital allocation and liquidity At the end of June, we had $2.1 billion in total liquidity split between cash and securities available for sale, up slightly from our $2.0 billion in total liquidity at the end of March. Against this amount, we had $1.4 billion in convertible debt. As previously announced, in June the Affirm board of directors authorized the repurchase of up to $800 million in aggregate principal amount of our outstanding convertible debt. We have not executed any repurchases under this authorization to date. These repurchases may be made from time to time through December 31, 2023 in privately negotiated transactions. Subject to market conditions, we will continue to evaluate opportunities to optimize the debt capital structure and proactively manage long-term liabilities. Affirm | Shareholder Letter 12FQ4’23 Sha eholder Letter

Financial Outlook 13Affirm | FQ4’23 Shareholder Letter We expect to achieve full year profitability, on an Adjusted Operating Income basis, in FY’24. Our outlook incorporates the following assumptions: Interest rates and macroeconomic environment ● The current forward interest rate curve and negative consumer sentiment will persist through the remainder of the fiscal year ending June 30, 2024, with no improvement in macroeconomic conditions. ● We assume that student loan payments will resume on October 1, 2023. We are incorporating consumers’ student loan balances into our underwriting decisions, and therefore expect the resumption of loan repayments to be a modest headwind to our FY’24 GMV. Seasonality and product mix ● We expect increased consumer demand for our financing products in the fourth quarter of the calendar year, which is our second fiscal quarter, resulting in a quarterly high point for GMV. ● We expect our second fiscal quarter to represent a quarterly low point for both Revenue as a percentage of GMV and RLTC as a percentage of GMV driven by the timing mismatch of Revenue and the Provision for Credit Losses in our business. ● The reduced Revenue and RLTC as a percentage of GMV in our second fiscal quarter may result in adjusted operating losses in the period. Pricing ● We expect to continue to realize year-over-year increases in the weighted-average APRs for interest-bearing loans. Product ● Our outlook includes the expected financial impact of the continued ramp of our Affirm Card offerings. Funding ● We expect Equity Capital Required (“ECR”) as a percentage of Total Platform Portfolio (“ECR Ratio”) to peak at approximately 6.5% in our first fiscal quarter and decrease thereafter.

14 3 A reconciliation of adjusted operating margin to the comparable GAAP measure is not available on a forward-looking basis without unreasonable effort due to the uncertainty regarding, and the potential variability of, expenses that may be incurred in the future. Affirm | FQ4’23 Shareholder Letter In light of the current macroeconomic volatility, we are providing an initial outlook for FY’24 that is focused on the goals and operating principles by which we expect to manage the business this year. The following summarizes Affirm's financial outlook for full year FY’24: ● GMV of more than $24 billion ● Revenue as a percentage of GMV similar to FY’23 ● Revenue Less Transaction Costs as a percentage of GMV similar to FY’23 ● Adjusted Operating Margin3 of more than 2 percent ● Weighted Average Shares Outstanding of 313 million The following table summarizes Affirm's financial outlook for the first fiscal quarter of 2024: FISCAL Q1 2024 GMV $5.30 to $5.50 billion Revenue $430 to $455 million Transaction Costs $255 to $265 million Revenue Less Transaction Costs $175 to $190 million Adjusted Operating Margin3 2 to 4 percent Weighted Average Shares Outstanding 304 million

About Affirm Affirm’s mission is to deliver honest financial products that improve lives. By building a new kind of payment network — one based on trust, transparency and putting people first — we empower millions of consumers to spend and save responsibly, and give thousands of businesses the tools to fuel growth. Unlike credit cards and other pay-over-time options, we show consumers exactly what they will pay up front, never increase that amount, and never charge any late or hidden fees. Contacts Investor Relations: ir@affirm.com Media: press@affirm.com Conference Call Affirm will host a conference call and webcast to discuss fourth quarter 2023 financial results on August 24, 2023, at 5:00 pm ET. Hosting the call will be Max Levchin, Founder and Chief Executive Officer, and Michael Linford, Chief Financial Officer. The conference call will be webcast live from the Company's investor relations website at https://investors.affirm.com/. A replay will be available on the investor relations website following the call. 15Affirm | FQ4’23 Shareholder Letter Affirm 2023 Investor Forum Affirm will host an Investor Forum on Tuesday, November 14, 2023 in New York City. Affirm’s management team will provide an update on the company’s vision, commercial and product initiatives, and financial framework. The event will be webcast live from the Company's investor relations website. More details about the event, including registration information, will be shared closer to the event.

Key Operating Metrics, Non-GAAP Financial Measures and Supplemental Performance Indicators

	Three Months Ended June 30,		Year ended June 30,	
	2023	2022	2023	2022
	(in millions, except GMV and percent data) (unaudited)			
GMV (in billions)	$ 5.5	$ 4.4	$ 20.2	$ 15.5
Total Transactions (count)	17.4	12.0	63.5	41.4
Total Revenue, net	$ 445.8	$ 364.1	$ 1,588.0	$ 1,349.3
Total Revenue as a % of GMV	8.1 %	8.3 %	7.9 %	8.7 %
Transaction Costs (Non-GAAP)	$ 263.7	$ 179.8	$ 912.5	$ 686.9
Transaction Costs as a % of GMV	4.8 %	4.1 %	4.5 %	4.4 %
Revenue Less Transaction Costs (Non-GAAP)	$ 182.1	$ 184.3	$ 675.5	$ 662.4
Revenue Less Transaction Costs as a % of GMV (Non-GAAP)	3.3 %	4.2 %	3.3 %	4.3 %
Operating Loss	$ (243.8)	$ (277.2)	$ (1,200.9)	$ (866.0)
Operating Margin	(54.7)%	(76.1)%	(75.6)%	(64.2)%
Adjusted Operating Income (Loss) (Non-GAAP)	$ 14.7	$ (29.3)	$ (72.3)	$ (78.3)
Adjusted Operating Margin (Non-GAAP)	3.3 %	(8.0)%	(4.6)%	(5.8)%
Net Loss	$ (206.0)	$ (186.4)	$ (985.3)	$ (707.4)

	June 30, 2023	June 30, 2022	June 30, 2021
		(unaudited)	
Active Consumers (in millions)	16.5	14.0	7.1
Transactions per Active Consumer	3.9	3.0	2.3
Active Merchants (in thousands)	254.1	234.8	29.0
Total Platform Portfolio (Non-GAAP) (in billions)	$ 8.7	$ 7.1	$ 4.7
Equity Capital Required (Non-GAAP) (in millions)	$ 472.6	$ 206.1	$ 178.1
Equity Capital Required as a % of Total Platform Portfolio (Non-GAAP)	5.4 %	2.9 %	3.8 %
Allowance for Credit Losses as a % of Loans Held for Investment	4.6 %	6.2 %	5.8 %

Affirm | FQ4'23 Shareholder Letter

16

Key Operating Metrics Gross Merchandise Volume (“GMV”) - The Company defines GMV as the total dollar amount of all transactions on the Affirm platform during the applicable period, net of refunds. GMV does not represent revenue earned by the Company. However, the Company believes that GMV is a useful operating metric to both the Company and investors in assessing the volume of transactions that take place on the Company's platform, which is an indicator of the success of the Company's merchants and the strength of that platform. Active Consumers - The Company defines an active consumer as a consumer who engages in at least one transaction on its platform during the 12 months prior to the measurement date. The Company believes that active consumers is a useful operating metric to both the Company and investors in assessing consumer adoption and engagement and measuring the size of the Company's network. Transactions per Active Consumer - Transactions per active consumer is defined as the average number of transactions that an active consumer has conducted on its platform during the 12 months prior to the measurement date. The Company believes that transactions per active consumer is a useful operating metric to both the Company and investors in assessing consumer engagement and repeat usage, which is an indicator of the value of the Company's network. Non-GAAP Financial Measures Transaction Costs - The Company defines transaction costs as the sum of loss on loan purchase commitment, provision for credit losses, funding costs, and processing and servicing expense. The Company believes that transaction costs is a useful financial measure to both the Company and investors of those costs, which vary with the volume of transactions processed on the Company's platform. Transaction Costs as a Percentage of GMV - The Company defines transaction costs as a Percentage of GMV as transaction costs, as defined above, as a percentage of GMV, as defined above. The Company believes that transaction costs as a percentage of GMV is a useful financial measure to both the Company and investors as it approximates the variable cost efficiency of transactions processed on the Company's platform. Revenue Less Transaction Costs (“RLTC”) - The Company defines revenue less transaction costs as GAAP total revenue less transaction costs, as defined above. The Company believes that revenue less transaction costs is a useful financial measure to both the Company and investors of the economic value generated by transactions processed on the Company's platform. Revenue Less Transaction Costs as a Percentage of GMV - The Company defines revenue less transaction costs as a percentage of GMV as revenue less transaction costs, as defined above, as a percentage of GMV, as defined above. The Company believes that revenue less transaction costs as a percentage of GMV is a useful financial measure to both the Company and investors of the unit economics of transactions processed on the Company's platform. 17Affirm | FQ4’23 Shareholder Letter

Adjusted Operating Income (Loss) - The Company defines adjusted operating income (loss) as its GAAP operating loss, excluding: (a) depreciation and amortization; (b) stock-based compensation included in GAAP operating loss; (c) the expense related to warrants and share-based payments granted to enterprise partners; and (d) certain other costs as set forth in the reconciliation of adjusted operating income (loss) to GAAP operating loss included in the tables at the end of this letter. Adjusted operating income (loss) is presented because the Company believes that it is a useful financial measure to both the Company and investors for evaluating its operating performance and that it facilitates period to period comparisons of the Company's results of operations as the items excluded generally are not a function of the Company's operating performance. Adjusted Operating Margin - The Company defines adjusted operating margin as its adjusted operating income (loss), as defined above, as a percentage of its GAAP total revenue. Similar to adjusted operating income (loss), the Company believes that adjusted operating margin is a useful financial measure to both the Company and investors for evaluating its operating performance and that it facilitates period to period comparisons of the Company's results of operations as the items excluded generally are not a function of the Company's operating performance. Total Platform Portfolio - The Company defines total platform portfolio as the unpaid principal balance outstanding of all loans facilitated through its platform as of the balance sheet date, including loans held for investment, loans held for sale, and loans owned by third-parties. The Company believes that total platform portfolio is a useful financial measure to both the Company and investors in assessing the scale of funding requirements for the Company's network. Equity Capital Required (“ECR”) - The Company defines equity capital required as the sum of the balance of loans held for investment and loans held for sale, less the balance of funding debt and notes issued by securitization trusts as of the balance sheet date. The Company believes that equity capital required is a useful financial measure to both the Company and investors in assessing the amount of the Company's total platform portfolio that the Company funds with its own equity capital. Equity Capital Required as a Percentage of Total Platform Portfolio (“ECR Ratio”)- The Company defines equity capital required as a percentage of total platform portfolio as equity capital required, as defined above, as a percentage of total platform portfolio, as defined above. The Company believes that equity capital required as a percentage of total platform portfolio is a useful financial measure to both the Company and investors in assessing the proportion of outstanding loans on the Company's platform that are funded by the Company's own equity capital. Non-GAAP Sales and Marketing Expense - The Company defines non-GAAP sales and marketing expense as GAAP sales and marketing expense, excluding: (a) depreciation and amortization; (b) stock- based compensation included in GAAP operating loss; (c) the expense related to warrants and share- based payments granted to enterprise partners; and (d) certain other costs as set forth in the reconciliation of adjusted operating income (loss) to GAAP operating loss included in the tables at the end of this letter. Non-GAAP sales and marketing expense is presented because the Company believes that it is a useful financial measure to both the Company and investors of its sales and marketing activities and that it facilitates period to period comparisons of the Company's sales and marketing as the items excluded generally are not a function of the Company's operating performance. 18Affirm | FQ4’23 Shareholder Letter

Non-GAAP General and Administrative Expense - The Company defines non-GAAP general and administrative expense as GAAP general and administrative expense, excluding: (a) depreciation and amortization; (b) stock-based compensation included in GAAP operating loss; and (c) certain other costs as set forth in the reconciliation of adjusted operating income (loss) to GAAP operating loss included in the tables at the end of this letter. Non-GAAP general and administrative expense is presented because the Company believes that it is a useful financial measure to both the Company and investors as it facilitates period to period comparisons of the Company's general and administrative costs as the items excluded generally are not a function of the Company's operating performance. Supplemental Performance Indicators Active Merchants - The Company defines an active merchant as a merchant which engages in at least one transaction on its platform during the 12 months prior to the measurement date. The Company believes that active merchants is a useful performance indicator to both the Company and investors because it measures the reach of the Company's network. Total Transactions - The Company defines total transactions as the total number of unique transactions on the Affirm platform during the applicable period. The Company believes that total transactions is a useful performance indicator to both the Company and investors because it measures the frequency of consumer engagement, as demonstrated by the total number of unique transactions. Total Revenue as a Percentage of GMV - The Company defines total revenue as a percentage of GMV as GAAP total revenue as a percentage of GMV, as defined above. The Company believes that total revenue as a percentage of GMV is a useful performance indicator to both the Company and investors of the revenue generated on a transaction processed on the Company's platform. Allowance for Credit Losses as a Percentage of Loans Held for Investment - The Company defines allowance for credit losses as a percentage of loans held for investment as GAAP allowance for credit losses as a percentage of GAAP loans held for investment. The Company believes that allowance for credit losses as a percentage of loans held for investment is a useful performance indicator to both the Company and investors of the future estimated credit losses on the Company's outstanding loans held for investment. Funding Capacity - The Company defines funding capacity as the total amount of committed funding provided by warehouse credit facilities, securitizations, and forward flow loan sale agreements available for the purchase or financing of loans. The Company believes that funding capacity is a useful performance indicator to both the Company and investors of its ability to fund loan transactions on the Affirm platform. Delinquencies - The Company defines delinquency as when a payment on a loan becomes more than 4 days past due. The Company generally views delinquency in groupings of more than 30 days past due, more than 60 days past due, and more than 90 days past due. A loan is charged off after a payment on a loan becomes 120 days past due. The Company believes that delinquencies are a useful performance indicator to both the Company and investors of the credit quality and performance of the loan portfolio. 19Affirm | FQ4’23 Shareholder Letter

Cumulative Net Charge-Offs - The Company defines cumulative net charge-offs as the total dollar amount of loans charged off over time, from a specific cohort of transaction, less any recoveries. The Company believes that cumulative net charge-offs is a useful performance indicator to both the Company and Investors of the credit quality and performance of the loan portfolio. Net Cash - The Company defines net cash as cash and cash equivalents plus securities available for sale, minus convertible senior notes.The Company believes that net cash is a useful performance indicator to both the Company and investors as it provides an alternative perspective of the Company's liquidity. Use of Non-GAAP Financial Measures To supplement the Company's condensed consolidated financial statements, which are prepared and presented in accordance with generally accepted accounting principles in the United States ("GAAP"), the Company presents the following non-GAAP financial measures: transaction costs, transaction costs as a percentage of GMV, revenue less transaction costs, revenue less transaction costs as a percentage of GMV, non-GAAP sales and marketing expense, non-GAAP general and administrative expense, adjusted operating income (loss), adjusted operating margin, total platform portfolio, equity capital required, and equity capital required as a percentage of total platform portfolio. Definitions of these non-GAAP financial measures are included under "Key Operating Metrics, Non-GAAP Financial Measures and Supplemental Performance Indicators" above, and reconciliations of these non-GAAP financial measures with the most directly comparable GAAP financial measures are included in the tables below. Summaries of the reasons why the Company believes that the presentation of each of these non-GAAP financial measures provides useful information to the Company and investors are included under "Key Operating Metrics, Non-GAAP Financial Measures and Supplemental Performance Indicators" above. In addition, the Company uses these non-GAAP financial measures in conjunction with financial measures prepared in accordance with GAAP for planning purposes, including the preparation of its annual operating budget, and for evaluating the effectiveness of its business strategy. However, these non- GAAP financial measures are presented for supplemental informational purposes only, and these non- GAAP financial measures have limitations as analytical tools. Some of these limitations are as follows: ● Revenue less transaction costs and revenue less transaction costs as a percentage of GMV are not intended to be measures of operating profit or loss as they exclude key operating expenses such as technology and data analytics, sales and marketing, and general and administrative expenses; ● Adjusted operating income (loss) and adjusted operating margin exclude certain recurring, non- cash charges such as depreciation and amortization, the expense related to warrants and share- based payments granted to enterprise partners, and share-based compensation expense, which have been, and will continue to be for the foreseeable future, significant recurring expenses; and ● Other companies, including companies in the same industry, may calculate these non-GAAP financial measures differently from how the Company calculates them or not at all, which reduces its usefulness as a comparative measure. Accordingly, investors should not consider these non-GAAP financial measures in isolation or as substitutes for analysis of the Company's financial results as reported under GAAP, and these non-GAAP measures should be considered along with other operating and financial performance measures presented in accordance with GAAP. Investors are encouraged to review the related GAAP financial measures and the reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures and not rely on any single financial measure to evaluate the business. 20Affirm | FQ4’23 Shareholder Letter

Cautionary Note About Forward-Looking Statements This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties. All statements other than statements of historical fact are forward-looking statements, including statements regarding: the Company's strategy and future operations, including the Company's partnerships with certain key merchants and commerce platforms as well as its engagement with existing and prospective originating bank partners; the development, innovation, introduction and performance of, and demand for, the Company's products, including Affirm Card; the Company’s ability to maintain funding sources to support its business; acquisition and retention of merchants and consumers; the Company's future growth, investments, network expansion, product mix, brand awareness, financial position, gross merchandise volume, revenue, transaction costs, operating income, provision for credit losses, and cash flows; and general economic trends and trends in the Company's industry and markets. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause the Company's actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Risks, uncertainties and assumptions include factors relating to: the Company's need to attract additional merchants, partners and consumers and retain and grow its relationships with existing merchants, partners and consumers; the highly competitive and evolving nature of its industry; its need to maintain a consistently high level of consumer satisfaction and trust in its brand; the concentration of a large percentage of its revenue and GMV with a small number of merchant partners and commerce platforms; its ability to sustain its revenue growth rate or the growth rate of its related key operating metrics; its ability to successfully maintain its relationship with Celtic Bank as an originating bank partner and engage additional originating bank partners; its ability to maintain, renew or replace its existing funding arrangements and build and grow new funding relationships; the impact of any of its existing funding sources becoming unwilling or unable to provide funding to it on terms acceptable to it, or at all; its ability to effectively underwrite loans facilitated through its platform and accurately price credit risk; the performance of loans facilitated through its platform; the impact of increases in market interest rates and negotiated interest rate spreads on its business; the terms of its securitizations, warehouse credit facilities and forward flow agreements; the impact on its business of general economic conditions, including the impact of inflation, increasing recessionary concerns, instability of financial institutions, the financial performance of its merchants, and fluctuations in the U.S. consumer credit market; its ability to achieve sustained profitability in the future; its ability to grow effectively through acquisitions or other strategic investments or alliances; seasonal or other fluctuations in its revenue and GMV as a result of consumer spending patterns; pending and future litigation, regulatory actions and/or compliance issues; developments in its regulatory environment; the impact of the reduction in its workforce announced in February 2023, including its ability to continue to attract and retain highly skilled employees; and other risks that are described in its most recent Annual Report on Form 10-K and in its other filings with the U.S. Securities and Exchange Commission. These forward-looking statements reflect the Company's views with respect to future events as of the date hereof and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, investors should not place undue reliance on these forward-looking statements.The forward-looking statements are made as of the date hereof, and the Company assumes no obligation and does not intend to update these forward-looking statements. 21Affirm | FQ4’23 Shareholder Letter

June 30, 2023 June 30, 2022 Assets Cash and cash equivalents $ 892,027 $ 1,255,171 Restricted cash 367,917 295,636 Securities available for sale at fair value 1,174,653 1,595,373 Loans held for sale 76 2,670 Loans held for investment 4,402,962 2,503,561 Allowance for credit losses (204,531) (155,392) Loans held for investment, net 4,198,431 2,348,169 Accounts receivable, net 199,085 142,052 Property, equipment and software, net 290,135 171,482 Goodwill 542,571 539,534 Intangible assets 34,434 78,942 Commercial agreement assets 177,672 263,196 Other assets 278,614 281,567 Total Assets $ 8,155,615 $ 6,973,792 Liabilities and Stockholders’ Equity Liabilities: Accounts payable $ 28,602 $ 33,072 Payable to third-party loan owners 53,852 71,383 Accrued interest payable 13,498 6,659 Accrued expenses and other liabilities 180,883 237,598 Convertible senior notes, net 1,414,208 1,706,668 Notes issued by securitization trusts 2,165,577 1,627,580 Funding debt 1,764,812 672,577 Total liabilities 5,621,432 4,355,537 Stockholders’ equity: Class A common stock, par value $0.00001 per share: 3,030,000,000 shares authorized, 237,230,381 shares issued and outstanding as of June 30, 2023; 3,030,000,000 shares authorized, 227,255,529 shares issued and outstanding as of June 30, 2022 2 2 Class B common stock, par value $0.00001 per share: 140,000,000 shares authorized, 59,615,836 shares issued and outstanding as of June 30, 2023; 140,000,000 shares authorized, 60,109,844 shares issued and outstanding as of June 30, 2022 1 1 Additional paid in capital 5,140,850 4,231,303 Accumulated deficit (2,591,247) (1,605,902) Accumulated other comprehensive loss (15,423) (7,149) Total stockholders’ equity 2,534,183 2,618,255 Total Liabilities and Stockholders’ Equity $ 8,155,615 $ 6,973,792 AFFIRM HOLDINGS, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited) (in thousands, except share and per share amounts) Affirm | FQ4’23 Shareholder Letter 22

AFFIRM HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Unaudited) (in thousands, except share and per share amounts)

	Three Months Ended June 30,		Year ended June 30,	
	2023	2022	2023	2022
Revenue				
Merchant network revenue	$ 141,419	$ 118,126	$ 507,600	$ 458,511
Card network revenue	34,044	31,574	119,338	100,696
Total network revenue	175,463	149,700	626,938	559,207
Interest income	214,824	137,624	685,217	527,880
Gain on sales of loans	32,326	55,282	188,341	196,435
Servicing income	23,212	21,528	87,489	65,770
Total revenue, net	**$ 445,825**	**$ 364,134**	**$ 1,587,985**	**$ 1,349,292**
Operating expenses				
Loss on loan purchase commitment	$ 35,009	$ 40,285	$ 140,265	$ 204,081
Provision for credit losses	94,483	72,691	331,860	255,272
Funding costs	63,008	19,417	183,013	69,694
Processing and servicing	71,247	47,393	257,343	157,814
Technology and data analytics	152,318	135,350	615,818	418,643
Sales and marketing	145,131	168,693	638,280	532,343
General and administrative	127,521	157,531	586,398	577,493
Restructuring and other	936	—	35,870	—
Total operating expenses	**689,653**	**641,360**	**2,788,847**	**2,215,340**
Operating loss	**$ (243,828)**	**$ (277,226)**	**$ (1,200,862)**	**$ (866,048)**
Other income, net	36,550	72,710	211,617	141,217
Loss before income taxes	**$ (207,278)**	**$ (204,516)**	**$ (989,245)**	**$ (724,831)**
Income tax benefit	(1,316)	(18,120)	(3,900)	(17,414)
Net loss	**$ (205,962)**	**$ (186,396)**	**$ (985,345)**	**$ (707,417)**
Other comprehensive income (loss)				
Foreign currency translation adjustments	$ 8,850	$ (9,845)	$ (8,143)	$ (5,900)
Unrealized loss on securities available for sale, net	(2,943)	(4,981)	(882)	(8,022)
Unrealized gain on cash flow hedges	1,008	—	751	—
Net other comprehensive income (loss)	**6,915**	**(14,826)**	**(8,274)**	**(13,922)**
Comprehensive loss	**$ (199,047)**	**$ (201,222)**	**$ (993,619)**	**$ (721,339)**
Per share data				
Net loss per share attributable to common stockholders for Class A and Class B				
Basic	$ (0.69)	$ (0.65)	$ (3.34)	$ (2.51)
Diluted	$ (0.69)	$ (0.65)	$ (3.34)	$ (2.51)
Weighted average common shares outstanding				
Basic	299,643,752	288,107,421	295,343,466	281,704,041
Diluted	299,643,752	288,107,421	295,343,466	281,704,041

The following table presents the components and classification of stock-based compensation (in thousands):

	Three Months Ended June 30,		Year ended June 30,	
	2023	2022	2023	2022
General and administrative	51,135	61,008	239,923	248,797
Technology and data analytics	44,394	41,398	181,396	116,531
Sales and marketing	6,397	7,569	25,914	23,224
Processing and servicing	1,411	895	4,476	2,431
Total stock-based compensation in operating expenses	103,337	110,870	451,709	390,983

Affirm | FQ4'23 Shareholder Letter

23

AFFIRM HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited) (in thousands)

	Three Months Ended June 30,		Year ended June 30,	
	2023	2022	2023	2022
Cash flows from operating activities				
Net loss	$ (205,962)	$ (186,396)	$ (985,345)	$ (707,417)
Adjustments to reconcile net loss to net cash used in operating activities:				
Provision for credit losses	94,483	72,691	331,860	255,272
Amortization of premiums and discounts on loans, net	(37,607)	(42,251)	(141,075)	(171,965)
Gain on sales of loans	(32,326)	(55,282)	(188,341)	(196,435)
Extinguishment of convertible debt	—	—	(89,841)	—
Changes in fair value of assets and liabilities	(5,866)	(62,968)	(15,883)	(101,789)
Amortization of commercial agreement assets	21,322	23,933	85,524	96,737
Amortization of debt issuance costs	7,337	3,632	20,535	16,152
Amortization of discount on securities available for sale	(12,349)	(483)	(36,060)	2,192
Commercial agreement warrant expense	91,216	97,656	421,934	254,679
Stock-based compensation	103,337	110,870	451,709	390,983
Depreciation and amortization	43,279	17,115	134,634	52,722
Impairment of right of use assets	1,244	—	1,244	362
Other	(9,119)	(17,907)	(8,825)	(73,154)
Change in operating assets and liabilities:				
Purchases of loans held for sale	(1,289,572)	(1,683,335)	(6,009,361)	(5,552,662)
Proceeds from the sale of loans held for sale	1,336,197	1,713,116	6,174,447	5,582,035
Accounts receivable, net	(65,906)	(20,233)	(67,690)	(62,700)
Other assets	(11,174)	(43,039)	(14,466)	(15,021)
Accounts payable	(1,420)	(15,913)	(5,038)	(24,686)
Payable to third-party loan owners	9,665	35,421	(17,531)	21,304
Accrued interest payable	(113)	3,667	7,915	3,907
Accrued expenses and other liabilities	7,123	38,745	(38,165)	67,290
Net cash provided by (used in) operating activities	**43,789**	**(10,961)**	**12,181**	**(162,194)**
Cash flows from investing activities				
Purchases and origination of loans held for investment	(3,963,962)	(2,832,724)	(13,586,251)	(10,362,048)
Proceeds from the sale of loans held for investment	488,607	568,266	1,582,501	1,898,607
Principal repayments and other loan servicing activity	2,828,884	2,254,000	10,028,452	8,121,583
Acquisition, net of cash and restricted cash acquired	—	—	(16,051)	(5,999)
Purchases of intangible assets	—	(25,415)	—	(25,415)
Additions to property, equipment and software	(24,858)	(27,036)	(120,775)	(86,290)
Purchases of securities available for sale	(515,886)	(1,071,333)	(1,082,147)	(1,841,380)
Proceeds from maturities and repayments of securities available for sale	409,710	99,547	1,537,495	311,035
Other investing cash inflows/(outflows)	331	1,344	3,706	(21,431)
Net cash used in investing activities	**(777,174)**	**(1,045,351)**	**(1,653,070)**	**(2,011,338)**
Cash flows from financing activities				
Proceeds from funding debt	1,846,168	1,288,196	6,894,971	4,101,134
Proceeds from issuance of convertible debt, net	—	—	—	1,704,300
Proceeds from issuance of notes and residual trust certificates by securitization trusts	400,000	499,900	1,150,000	999,394
Principal repayments of funding debt	(1,606,421)	(1,508,812)	(5,801,531)	(4,090,562)
Principal repayments of notes issued by securitization trusts	(21,665)	(318,323)	(606,299)	(552,046)
Payment of debt issuance costs	(5,036)	(6,292)	(22,443)	(13,751)
Extinguishment of convertible debt	—	—	(206,567)	—
Proceeds from exercise of common stock options and warrants and contributions to ESPP	6,859	6,174	15,768	73,914
Payments of tax withholding for stock-based compensation	(10,356)	(18,236)	(73,845)	(185,178)
Repurchases of common stock	—	(2)	(109)	(86)
Net cash provided by (used in) financing activities	**609,549**	**(57,395)**	**1,349,945**	**2,037,119**
Effect of exchange rate changes on cash, cash equivalents and restricted cash	2,288	(11,051)	81	(5,412)
Net increase (decrease) in cash, cash equivalents and restricted cash	**(121,548)**	**(1,124,758)**	**(290,863)**	**(141,825)**
Cash, cash equivalents and restricted cash, beginning of period	1,381,492	2,675,565	1,550,807	1,692,632
Cash, cash equivalents and restricted cash, end of period	**$ 1,259,944**	**$ 1,550,807**	**$ 1,259,944**	**$ 1,550,807**

Affirm | FQ4'23 Shareholder Letter

24

AFFIRM HOLDINGS, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS, CONT. (Unaudited) (in thousands) Three Months Ended June 30, Year ended June 30, 2023 2022 2023 2022 Supplemental disclosures of cash flow information Cash payments for interest expense $ 58,268 $ 13,007 $ 163,191 $ 51,524 Cash paid for operating leases 8,026 4,008 16,354 15,561 Cash paid for income taxes 430 129 808 220 Supplemental disclosures of non-cash investing and financing activities Stock-based compensation included in capitalized internal-use software $ 17,348 $ 14,851 $ 80,108 $ 54,542 Issuance of common stock in connection with settlement of contingent consideration liability 13,674 32,109 13,674 32,109 Securities retained under unconsolidated securitization transactions — — — 54,997 Issuance of common stock in connection with acquisition — — — 10,000 Right of use assets obtained in exchange for operating lease liabilities — 1,183 494 4,604 Additions to property and equipment included in accrued expenses — — — 107 Affirm | FQ4’23 Shareholder Letter 25

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

The following tables present a reconciliation of transaction costs, revenue less transaction costs, adjusted operating loss, adjusted operating margin, non-GAAP sales and marketing expense, non-GAAP general and administrative expense, and equity capital required to their most directly comparable financial measures prepared in accordance with GAAP for each of the periods indicated.

	Three Months Ended June 30,		Year ended June 30,	
	2023	2022	2023	2022
	(in thousands, except percent data)			
Operating Expenses				
Loss on loan purchase commitment	$ 35,009	$ 40,285	$ 140,265	$ 204,081
Provision for credit losses	94,483	72,691	331,860	255,272
Funding costs	63,008	19,417	183,013	69,694
Processing and servicing	71,247	47,393	257,343	157,814
Transaction Costs (Non-GAAP)	**$ 263,747**	**$ 179,786**	**$ 912,481**	**$ 686,861**
Technology and data analytics	152,318	135,350	615,818	418,643
Sales and marketing	145,131	168,693	638,280	532,343
General and administrative	127,521	157,531	586,398	577,493
Restructuring and other	936	—	35,870	—
Total Operating Expenses	**$ 689,653**	**$ 641,360**	**$ 2,788,847**	**$ 2,215,340**
Total Revenue	**$ 445,825**	**$ 364,134**	**$ 1,587,985**	**$ 1,349,292**
Less: Transaction Costs (Non-GAAP)	(263,747)	(179,786)	(912,481)	(686,861)
Revenue Less Transaction Costs (Non-GAAP)	**$ 182,078**	**$ 184,348**	**$ 675,504**	**$ 662,431**
Operating Loss	**$ (243,828)**	**$ (277,226)**	**$ (1,200,862)**	**$ (866,048)**
Add: Depreciation and amortization	43,279	17,115	133,233	52,722
Add: Stock-based compensation included in operating expenses	103,337	110,870	451,709	390,983
Add: Enterprise warrant and share-based expense	110,467	119,517	499,150	343,268
Add: Other costs*	517	415	8,583	743
Add: Restructuring and other	936	—	35,870	—
Adjusted Operating Loss (Non-GAAP)	**$ 14,709**	**$ (29,309)**	**$ (72,317)**	**$ (78,332)**
Divided by: Total Revenue, net	$ 445,825	$ 364,134	$ 1,587,985	$ 1,349,292
Adjusted Operating Margin (Non-GAAP)	**3.3 %**	**(8.0)%**	**(4.6)%**	**(5.8)%**
Sales and Marketing Expense	**$ 145,131**	**$ 168,693**	**$ 638,280**	**$ 532,343**
Less: Depreciation and amortization included in sales and marketing expense	(7,773)	(2,314)	(18,023)	(7,544)
Less: Stock-based compensation included in sales and marketing expense	(6,397)	(7,569)	(25,914)	(23,224)
Less: Enterprise warrant and share-based expense	(110,467)	(119,517)	(499,150)	(343,268)
Less: Other costs included in sales and marketing expense	—	—	(1,930)	—
Non-GAAP Sales and Marketing Expense	**$ 20,493**	**$ 39,293**	**$ 93,263**	**$ 158,307**
General and Administrative Expense	**$ 127,521**	**$ 157,531**	**$ 586,398**	**$ 577,493**
Less: Depreciation and amortization included in general and administrative expense	(660)	(664)	(2,777)	(4,094)
Less: Stock-based compensation included in general and administrative expense	(51,135)	(61,008)	(239,923)	(248,797)
Less: Other costs included in general and administrative expense	(517)	(415)	(6,653)	(743)
Non-GAAP General and Administrative Expense	**$ 75,208**	**$ 95,444**	**$ 337,044**	**$ 323,859**

	June 30, 2023	June 30, 2022	June 30, 2021
	(in thousands)		
Loans held for investment	$ 4,402,962	$ 2,503,561	$ 2,022,320
Add: Loans held for sale	76	2,670	13,030
Less: Funding debt	(1,764,812)	(672,577)	(680,602)
Less: Notes issued by securitization trusts	(2,165,577)	(1,627,580)	(1,176,673)
Equity Capital Required (Non-GAAP)	**$ 472,649**	**$ 206,074**	**$ 178,075**

*Other costs consist of expenses incurred in the period associated with the Company's initial public offering, acquisitions, impairment charges, restructuring, severance, and exit and disposal costs

Affirm | FQ4'23 Shareholder Letter

26

SUPPLEMENTAL DELINQUENCY INFORMATION Affirm | FQ4’23 Shareholder Letter September 30 December 31 March 31 June 30 30+ Day Delinquencies FY 2018 3.9% 3.8% 2.9% 2.6% FY 2019 2.9% 2.5% 2.0% 1.9% FY 2020 2.5% 2.1% 1.9% 1.1% FY 2021 0.8% 0.8% 0.7% 0.9% FY 2022 1.5% 1.6% 2.1% 2.1% FY 2023 2.7% 2.4% 2.3% 2.1% 60+ Day Delinquencies FY 2018 2.3% 2.2% 1.7% 1.4% FY 2019 1.6% 1.4% 1.2% 1.1% FY 2020 1.4% 1.2% 1.1% 0.8% FY 2021 0.5% 0.4% 0.4% 0.5% FY 2022 0.9% 0.9% 1.2% 1.2% FY 2023 1.6% 1.5% 1.4% 1.2% 90+ Day Delinquencies FY 2018 1.0% 1.0% 0.8% 0.6% FY 2019 0.8% 0.7% 0.5% 0.5% FY 2020 0.6% 0.6% 0.5% 0.4% FY 2021 0.2% 0.2% 0.2% 0.2% FY 2022 0.4% 0.4% 0.5% 0.5% FY 2023 0.7% 0.7% 0.6% 0.5% September 30 December 31 March 31 June 30 30+ Day Delinquencies FY 2018 4.0% 3.8% 3.2% 2.9% FY 2019 3.3% 3.2% 2.7% 2.6% FY 2020 3.2% 2.9% 2.8% 1.8% FY 2021 1.4% 1.3% 1.2% 1.3% FY 2022 2.1% 2.1% 2.7% 2.5% FY 2023 3.2% 2.7% 2.5% 2.3% 60+ Day Delinquencies FY 2018 2.3% 2.2% 1.8% 1.6% FY 2019 1.9% 1.8% 1.6% 1.5% FY 2020 1.8% 1.7% 1.6% 1.3% FY 2021 0.8% 0.7% 0.7% 0.7% FY 2022 1.2% 1.2% 1.6% 1.4% FY 2023 1.9% 1.6% 1.5% 1.3% 90+ Day Delinquencies FY 2018 1.1% 1.0% 0.9% 0.7% FY 2019 0.9% 0.9% 0.7% 0.6% FY 2020 0.8% 0.8% 0.7% 0.6% FY 2021 0.4% 0.3% 0.3% 0.3% FY 2022 0.6% 0.6% 0.6% 0.6% FY 2023 0.9% 0.8% 0.7% 0.6% Delinquency Rates (ex-Pay in 4, ex-Peloton) Delinquency Rates (ex-Pay in 4) 27